UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 28, 2006, Dover Motorsports, Inc. (the “Company”) announced the appointment of Michael A. Tatoian as its Executive Vice President.

Mr. Tatoian, age 45, has more than 20 years experience in professional sports ownership, management and operations. He served as Chief Executive Officer and Managing Partner of Victory Sports Group, LLC. where he oversaw the development and management of professional sports organizations, including minor league baseball, minor league hockey and a NASCAR Busch Series team. Mr. Tatoian also served as Chief Operating Officer of United Sports Ventures, Inc., an umbrella sports company that owned and operated eight minor league teams.

Mr. Tatoian will be paid a base salary of $175,000 and is eligible for an annual discretionary performance based incentive payment to be calculated as one percent of the increase in the Company’s pre-tax earnings for fiscal year ending 2007 compared to fiscal year ending 2006, as determined by the Company’s Compensation and Stock Incentive Committee in its sole discretion.

Mr. Tatoian’s employment with the Company will be “at-will.” He will be eligible to participate in other benefit programs available to senior management such as the Company’s stock incentive plan. Attached to this filing are copies of Mr. Tatoian’s Accepted Offer of Employment and his Agreement Respecting Employment, pursuant to which he makes certain undertakings relative to treating Company information confidential and agrees to certain restrictions on his ability to compete with the Company for a one year period following termination of his employment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following documents are filed as exhibits to this report:

10.1 Accepted Offer of Employment and Agreement Respecting Employment, each dated November 20, 2006.

99.1 Company press release dated November 28, 2006 announcing appointment of Michael Tatoian as Executive Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: November 28, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Accepted Offer of Employment and Agreement Respecting Employment dated November 20, 2006.

99.1	Company press release dated November 28, 2006 announcing appointment of Michael Tatoian as Executive Vice President.